                                                                   EXHIBIT 10.39

                          [LETTERHEAD OF MANUGISTICS]

December 6, 1999


Mr. Raghavan Rajaji
2612 Regatta Drive
Plano, Texas 75093


Dear Raj,

On behalf of Manugistics, Inc., as well as its parent company, Manugistics Group, Inc., and the Board of Directors of both, we are very pleased to confirm our verbal offer for the position of Executive Vice President and Chief Financial Officer as of December 6, 1999. This position reports to the President and CEO of Manugistics.

Cash Compensation. In this position, your annual base salary is $275,000. In addition, you are eligible to receive an annual incentive bonus of up to $180,000. The incentive bonus is payable as follows: 50% based on the financial performance of the Company and 50% based upon management objectives. This will be paid on a quarterly basis. The bonuses will be payable under the plan submitted by you within the first ninety (90) days of your employment and approved by the President and CEO.

Stock Options. We are also pleased to offer you a stock option package as follows:

An option, granted as of your date of hire, to purchase 225,000 shares of Manugistics Group, Inc. common stock ("Manugistics Stock") in accordance with the Manugistics 1998 Stock Option Plan (the fair market value on your date of hire is determined by taking the average of the high and low stock price for the previous business day).

The vesting period for the stock options under this first option shall commence on the date of grant and vest over a four (4) year period, in equal monthly increments.

Mr. Raghavan Rajaji
December 6, 1999
Page Two


Additional Stock Award. In addition, you will receive an option to purchase additional shares of Manugistics Stock as follows:

 .    If Manugistics Stock price reaches $35/share or a $200M annualized run rate defined by a $50M revenue quarter, which ever comes first, you will have the option to purchase 35,000 shares on the last day of the fifteen (15) day period during which the stock maintains a closing price of at least $35/share.

In keeping with Manugistics policy, all offers are contingent upon successful completion of employment references.

Benefits. Effective on your first day of employment and as a key executive in the Company, you will be eligible for the comprehensive Manugistics benefits program in accordance with the Company's written plans and which includes:

     .    Stock Options - as set forth above
     .    Employee Stock Purchase Plan
     .    401(k) Retirement Plan
     .    Comprehensive Medical Care
     .    Dental Care
     .    Employee Vision Care
     .    Life Insurance
     .    Accidental Death and Dismemberment Insurance
     .    Long Term Disability
     .    Vacation (please refer to the attached benefits sheet)


Relocation. You are also eligible to receive relocation benefits. Please see the attached Manugistics Relocation Expense Reimbursement Agreement and Relocation Policy. The details of your relocation package will be agreed upon by you and the President and CEO.

Mr. Raghavan Rajaji
December 6, 1999
Page Three


Termination. If the Company terminates your employment for reasons other than cause, you will receive your base salary and benefits in accordance with the Company's payroll practices during the six (6) month period commencing on your termination date ("severance period"). The foregoing salary and benefits payments will cease if you secure alternative employment during the severance period. In addition, if the Company terminates your employment for reasons other than cause, the Company will continue the monthly vesting of the options granted to you pursuant to this letter for a period of six (6) months following your termination date.

Change of Control. In the event that the Company has a change of control, which is defined as fifty one percent (51%) of the Company's voting stock having a change in ownership: (a) if your responsibilities are not affected, fifty percent (50%) of your outstanding options set out above shall immediately vest;
(b) if your responsibilities are significantly diminished or you are constructively terminated, i.e., your responsibilities no longer consist of those reasonably associated with the position of Executive Vice President and Chief Financial Officer, one hundred percent (100%) of the outstanding options set out above shall immediately vest.

Final Determination by Board. All compensation and benefits included as part of this offer will conform to the Company's standard policies, practices and plans. In the event of any question with regard to the compensation and benefits described in this letter, the Compensation Committee of the Board of Directors will make the final determination with regard to any interpretation relating to the elements of your compensation package.

In keeping with Manugistics policy, all offers are contingent upon execution of Manugistics, Inc.'s Conditions of Employment.

Mr. Raghavan Rajaji
December 6, 1999
Page Four


Please signify your acceptance of this offer by signing and dating this letter.

We look forward to your joining Manugistics as Executive Vice President and Chief Financial Officer and we are confident that the association will be mutually rewarding.


Sincerely,


/s/ Gregory J. Owens
------------------------------------
Gregory J. Owens


Accepted by Raghavan Rajaji
/s/ Raghavan Rajaji
------------------------------------